                                                                     EXHIBIT 5.1


                       Akerman, Senterfitt & Eidson, P.A.
                                Attorneys at Law
                          Suntrust International Center
                                   28th Floor
                              One S.E. Third Avenue
                            Miami, Florida 33131-1704
                                 (305) 374-5600
                             Telecopy (305) 374-5095

                                 August 1, 1997


Medical Manager Corporation
3001 North Rocky Point Drive
Suite 100
Tampa, Florida  33607

Gentlemen:

         We have acted as special counsel to Medical Manager Corporation, a Delaware Corporation (the "Company") with respect to the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") covering the issuance of up to 2,250,000 shares of the Company's common stock, par value $.01 per share (the "Shares") pursuant to the Company's 1996 Long-Term Incentive Plan and the Amended and Restated 1996 Non-Employee Directors' Stock Plan (the "Plans").

         Based on our review of the Certificate of Incorporation of the Company, the Bylaws of the Company, the Plans and documents related thereto, and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that the shares, if and when issued and paid for upon exercise of options granted or to be granted pursuant to the Plans, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement.

                                          Very truly yours,

                                          AKERMAN, SENTERFITT & EIDSON, P.A.

                                          /s/ Akerman, Senterfitt & Eidson, P.A.